EXHIBIT 15

April 29, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 29, 2008 on our review of unaudited interim consolidated financial information of MasterCard Incorporated and its subsidiaries (the “Company”) for the three month periods ended March 31, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460) and June 15, 2007 (File No. 333-143777).

Very truly yours,

PricewaterhouseCoopers LLP